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                                                                      EXHIBIT 99


                                                      (WILLIAMS LOGO)
NEWS RELEASE

NYSE: WMB

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DATE:    June 30, 2003

                     Williams Completes Two More Asset Sales
                  Transactions Total Approximately $55 Million

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has recently closed two transactions involving the sale of certain assets in the company's exploration and production and midstream businesses.

         The following transactions closed over the past six days:

         o The previously announced sale of natural gas exploration and production properties in the Denver-Julesberg basin in northeastern Colorado for $28 million to Petroleum Development Corporation (NASDAQ:PETD).

         o A new sale involving Williams' 45 percent ownership interest in the 223-mile Rio Grande Pipeline that transports natural gas liquids from Hobbs, N.M., to Ciudad Juarez, Chihuahua. Navajo Southern Inc., a wholly-owned subsidiary of Holly Corporation (AMEX:HOC), purchased Williams' interest for $27.5 million, subject to certain closing adjustments.

         Including the Denver-Julesberg properties and the Rio Grande interest, Williams has received nearly $2.75 billion cash from asset sales that have been closed this year.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:       Kelly Swan
               Williams (media relations)
               (918) 573-6932

               Travis Campbell
               Williams (investor relations)
               (918) 573-2944

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.